P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

-- NEWS RELEASE --

CALGON CARBON ANNOUNCES FOURTH QUARTER RESULTS

PITTSBURGH, PA - February 22, 2008 - Calgon Carbon Corporation (NYSE: CCC) announced results for the fourth quarter and year ended December 31, 2007.

The company reported net income of $3.8 million or $0.08 per common share on a fully diluted basis for the fourth quarter of 2007, as compared to a net loss of $8.4 million or a loss of $0.21 per common share for the fourth quarter of 2006.

Net income for the fourth quarter of 2007 consisted of income from continuing operations of $3.9 million and a loss from discontinued operations of $0.1 million. The net loss for the fourth quarter of 2006 consisted of a loss from continuing operations of $7.7 million and a loss from discontinued operations of $0.7 million. On a fully diluted basis, earnings per common share for the fourth quarter of 2006 consisted of a loss of $0.19 per common share from continuing operations and a loss of $0.02 per common share from discontinued operations.

Included in the loss for the fourth quarter and year ended 2006 was a goodwill impairment charge of $6.9 million related to the company’s ultraviolet light business unit that is part of the company’s Equipment segment.

Net sales from continuing operations for the fourth quarter of 2007 were $94.8 million versus fourth quarter 2006 sales of $79.4 million, an increase of 19.5%. Currency translation had a $3.1 million positive impact on sales for the fourth quarter of 2007 due to the stronger Euro and the British Pound Sterling.

For the fourth quarter of 2007, sales for the Activated Carbon and Service segment increased by 23.3% versus the fourth quarter of 2006. The increase was primarily due to higher volume and pricing for certain activated carbon products and service for the potable water market, and for higher pricing in the industrial process market. Equipment sales decreased by 7.2%, primarily due to lower demand for carbon adsorption equipment in the U.S. This was partially offset by higher demand for UV systems. Consumer sales for the fourth quarter of 2007 increased 35.4% due to higher demand for activated carbon cloth.

Net sales less the cost of products sold as a percentage of net sales for the fourth quarter of 2007 was 29.7%, versus 23.9% for the fourth quarter of 2006. The increase was primarily due to higher pricing on certain activated carbon products and services.

Selling, administrative and research expenses for the fourth quarter of 2007 increased by 13.3% versus the fourth quarter of 2006. This was principally due to employee-related expenses.

Net sales from continuing operations for the year ended December 31, 2007 were $351.1 million, versus $316.1 million for the comparable period in 2006, an increase of 11.1%. For the year, foreign currency translation had a $9.3 million positive impact on sales due to the stronger Euro and the British Pound Sterling.

For the year ended December 31, 2007, net income was $15.3 million, which consisted of income from continuing operations of $15.5 million and a loss of $0.2 million from discontinued operations. The company reported a net loss of $7.8 million for 2006, which consisted of a loss from continuing operations of $9.0 million and income from discontinued operations of $1.2 million. In addition to the $6.9 million impairment charge, results for the year ended December 31, 2006 included a pre-tax gain of $8.1 million related to an insurance settlement for business interruption and property damage to the company’s Pearl River plant, which was caused by Hurricane Katrina, and an after-tax gain of $1.7 million on the sale of the company’s charcoal and solvent recovery businesses.

Fully diluted earnings per share for the year ended December 31, 2007 were $0.31, all of which were from continuing operations. The loss per share on a fully diluted basis for 2006 was $0.20, consisting of a loss per share from continuing operations of $0.23 and earnings per share from discontinued operations of $0.03.

Calgon Carbon’s board of directors did not declare a quarterly dividend.

Commenting on the results for the quarter, John S. Stanik, Calgon Carbon’s president and chief executive officer said, “We are pleased with the quarter-over-quarter and year-over-year sales growth which reflect significant price increases and greater demand for certain activated carbon products and services in 2007.

Our earnings for the fourth quarter, however, did not fully benefit from the improvement in sales due to increases in the cost of certain raw materials and outsourced products. In addition, we took steps to improve our financial position that had an adverse affect on quarterly earnings. Also, the full impact of price increases instituted in October had not yet been fully realized in the quarter.

Going forward, the negative factors should have a much smaller impact on results. We intend to include cost increases on raw materials in our pricing structure, and we expect to achieve the pricing targets that we set in October.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.

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For more information, contact Gail Gerono at 412 787-6795.

Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net Sales	$94,805	$79,353	$351,124	$316,122
Cost of Products Sold	66,651	60,402	242,273	236,673
Depreciation and Amortization	4,229	4,622	17,248	18,933
Selling, Administrative & Research	17,425	15,379	65,047	66,251
Gain from Property Insurance Settlement	-	-	-	(8,072)
Goodwill Impairment Charge	-	6,940	-	6,940
Restructuring Charge	-	-	-	7
	88,305	87,343	324,568	320,732
Income (Loss) from Operations	6,500	(7,990)	26,556	(4,610)
Interest Income (Expense) - Net	(747)	(1,080)	(3,813)	(5,155)
Other Income (Expense) - Net	(148)	(192)	(1,441)	(2,209)
Income (Loss) from Continuing Operations Before Income Tax and Equity in Income from Equity Investments	5,605	(9,262)	21,302	(11,974)
Income Tax Provision (Benefit)	1,903	(1,521)	7,826	(2,676)
Income (Loss) from Continuing Operations Before Equity in Income from Equity Investments	3,702	(7,741)	13,476	(9,298)
Equity in Income from Equity Investments	211	75	1,977	286
Income (Loss) from Continuing Operations	3,913	(7,666)	15,453	(9,012)
Income (Loss) from Discontinued Operations	(70)	(696)	(166)	1,214
Net Income (Loss)	$3,843	$(8,362)	$15,287	$(7,798)

Net Income (Loss) per Common Share
Basic:
Income (Loss) from Continuing Operations	$0.10	$(0.19)	$0.38	$(0.23)
Income (Loss) from Discontinued Operations	$0.00	$(0.02)	$0.00	$0.03
Net Income (Loss)	$0.10	$(0.21)	$0.38	$(0.20)
Diluted:
Income (Loss) from Continuing Operations	$0.08	$(0.19)	$0.31	$(0.23)
Income (Loss) from Discontinued Operations	$0.00	$(0.02)	$0.00	$0.03
Net Income (Loss)	$0.08	$(0.21)	$0.31	$(0.20)

Weighted Average Shares Outstanding (Thousands)
Basic	39,959	40,092	39,788	39,927
Diluted	51,102	40,092	50,557	39,927

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	December 31, 2007	December 31, 2006
ASSETS

Current assets:

Cash and cash equivalents	$30,304		$5,631

Receivables	57,548		55,036

Inventories	81,280		70,339

Other current assets	20,546		17,706

Total current assets	189,678		148,712

Property, plant and equipment, net	105,512		106,101

Other assets	52,950		67,551

Total assets	$348,140		$322,364

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

Short-term debt	$64,011		$-

Other current liabilities	55,750		55,526

Total current liabilities	119,761		55,526

Long-term debt	12,925		74,836

Other liabilities	43,205		44,129

Total liabilities	175,891		174,491

Total shareholders' equity	172,249		147,873

Total liabilities and shareholders' equity	$348,140	$	$ 322,364

Calgon Carbon Corporation

Segment Data - Continuing Operations:
Segment Sales	4Q07	4Q06	YTD 2007	YTD 2006

Carbon and Service	79,880	64,790	295,608	265,279
Equipment	10,449	11,257	41,328	37,884
Consumer	4,476	3,306	14,188	12,959

Total Sales (thousands)	$94,805	$79,353	$351,124	$316,122

Segment
Operating Income (loss)*	4Q07	4Q06	YTD 2007	YTD 2006

Carbon and Service	10,383	3,817	42,580	24,702
Equipment	(132)	(541)	(1,087)	(5,061)
Consumer	478	296	2,311	1,629

Total Income from Operations (thousands)	$10,729	$3,572	$43,804	$21,270

*Before depreciation, amortization, and restructuring charges